                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Chesapeake Energy Corporation of our report dated September 20, 1995, except for the fourth paragraph of Note 9 which is as of October 9, 1997, and except for the earnings per share information as described in Note 1, which is as of March 24, 1998, relating to the financial statements of Chesapeake Energy Corporation, which appears in such Prospectus on page F-3. We also consent to the reference to us under the heading "Experts".


/s/ PRICE WATERHOUSE LLP


PRICE WATERHOUSE LLP

Houston, Texas
June 17, 1998